Exhibit 10.5

EXECUTION COPY

MANAGEMENT AGREEMENT

AGREEMENT made this 7th day of July, 2004, by and among Castle Harlan, Inc., a Delaware corporation (“CHI”) and Horizon Lines Holding Corp. (“Holdings I”), a Delaware corporation, Horizon Lines, LLC, a Delaware limited liability company (“Holdings II”), and H-Lines Holding Corp., a Delaware corporation (“Holdings III” and, together with Holdings I and Holdings II, the “Companies” and each, a “Company”).

W I T N E S S E T H:

WHEREAS, the Companies desire to retain CHI to provide business and organizational strategy, financial and investment management, advisory and merchant and investment banking services to the Companies and their direct and indirect subsidiaries upon the terms and conditions hereinafter set forth, and CHI is willing to undertake such obligations;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Appointment. The Companies hereby engage CHI, and CHI hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Companies and their direct and indirect subsidiaries as described in Section 3 hereof.

2. Term. The term of this Agreement (the “Term”) shall be for an initial term expiring December 31, 2009. Such term shall be renewed automatically for additional one-year terms thereafter unless CHI or the Companies shall give notice in writing within 90 days before the expiration of the initial term or any one-year renewal thereof of its desire to terminate this Agreement. The provisions of Section 6 and otherwise as the context so requires shall survive the termination of this Agreement.

3. Duties of CHI. CHI shall provide the Companies and their direct and indirect subsidiaries with business and organizational strategy, financial and investment management, advisory and merchant and investment banking services (collectively, the “Services”).

(a) Exclusions from “Services”. Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”:

(i) Independent Accounting Services. Accounting services rendered to the Companies, their direct or indirect subsidiaries, or CHI, with prior notice and consultation with the management of the Companies, by an independent accounting firm or accountant (i.e., an accountant who is not an employee of CHI);

(ii) Legal Services. Legal services rendered to the Companies, their direct or indirect subsidiaries, or CHI, with prior notice and consultation with the management of the Companies, by an independent law firm or attorney (i.e., an attorney who is not an employee of CHI);

(iii) Transaction Services. Services in connection with any transaction in which the Companies or their direct or indirect subsidiaries may be, or may consider becoming, involved, including acquisitions, divestitures or financings, it being understood that CHI shall be first approached and shall have a thirty day period concerning all opportunities during which it may decide to perform, for an additional fee to be established at such time, any of such transaction related services; and

(iv) Independent Actuarial Services. Actuarial services rendered to the Companies, their direct or indirect subsidiaries, or CHI with prior notice and consultation with the management of the Companies, by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of CHI).

4. Powers of CHI. So that it may properly perform its duties hereunder, CHI shall, subject to Section 8 hereof, have the authority to do all things necessary and proper to carry out the duties set forth in Section 3.

5. Compensation and Reimbursement.

(a) Transaction Fee. Upon the consummation of the merger contemplated by that certain Agreement and Plan of Merger, dated May 22, 2004 (“Merger Agreement”), by and among H-Lines Holding Corp., H-Lines Subcorp., Horizon Lines Holding Corp. and TC Group, L.L.C., the Companies shall pay to CHI, in consideration for its financial advisory services, including planning and negotiating the Merger Agreement and the financings contemplated thereby, a transaction fee equal to $2 million earned and payable on the date hereof.

(b) Initial Annual Fee. As consideration payable to CHI or any of its affiliates for providing the Services to the Companies and their direct and indirect subsidiaries, the Companies shall pay to CHI an annual management fee (the “Initial Annual Fee”), earned and payable as follows: (i) an amount equal to 3% of the aggregate equity contributions made by members of the Castle Harlan Group (as hereafter defined) to any of the Companies or their subsidiaries on or as of the date hereof (the “Initial Equity Contribution”), payable in advance on the date hereof, and (ii) in respect of full years from and after the first anniversary of the date of this Agreement, an amount equal to 3% of the Initial Equity Contribution, payable in advance not more frequently than quarterly during such year, with the first such quarterly payment due on the applicable anniversary of the date of this Agreement.

(c) Subsequent Annual Fee. As further consideration payable to CHI or any of its affiliates for providing the Services to the Companies and their direct and indirect subsidiaries, in the event at any time or from time to time after the date hereof any member of the Castle Harlan Group makes equity contributions to any of the Companies and/or their subsidiaries after the date hereof (including, without limitation, by way of conversion of any convertible promissory notes) (a “Subsequent Equity Contribution”), the Companies shall pay to CHI an annual management fee in an amount equal to 3% of the aggregate Subsequent Equity Contribution (each, a “Subsequent Annual Fee”), earned and payable in advance not more frequently than quarterly from the date of such Subsequent Equity Contribution, with the first quarterly payment of each Subsequent Annual Fee being due and payable on the date such additional equity contribution is made.

(d) Accrual of Fees. All payments of Initial Annual Fees and Subsequent Annual Fees shall accrue to the extent not paid.

(e) Out-of-Pocket Expenses. In addition to the Initial Annual Fee and any Subsequent Annual Fee, the Companies shall, at the direction of CHI, pay directly or reimburse CHI for its Out-of-Pocket Expenses (as hereinafter defined) incurred in connection with the Services provided for in Section 3 hereof. For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable amounts paid by CHI in connection with the Services provided for in Section 3, including (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by CHI in rendering the Services provided for herein. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by CHI to the Companies of the statement in connection therewith.

(f) Definition of Castle Harlan Group. For purposes of this Agreement, “Castle Harlan Group” shall mean Castle Harlan Partners IV, L.P., CHI and any other accounts or funds managed by CHI (including limited partners of Castle Harlan Partners IV, L.P. and its affiliated funds) or Affiliates of CHI, and “Affiliate” shall mean, with respect to any specified individual, corporation, limited liability company, partnership, association, trust or other entity or organization (each, a “Person”), a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise).

6. Indemnification. The Companies will, jointly and severally, indemnify and hold harmless CHI and its officers, directors, employees, agents, representatives and affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, any claim made by any third party or otherwise, relating to or arising out of the merger and the financings contemplated by the Merger Agreement or as otherwise effectuated in connection therewith and, otherwise, out of the advisory and consulting Services contemplated by this Agreement or the engagement of CHI pursuant to, and the performance by CHI or such Indemnified Party of the Services, and the Companies will reimburse any Indemnified Party for all costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Companies will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of CHI. The reimbursement and indemnity obligations of the Companies under this Section shall be in addition to any liability which the Companies may otherwise have, shall extend upon the same terms and conditions to any affiliate of CHI and the stockholders, officers, directors, employees, agents, representatives, affiliates and controlling persons (if any), as the case may be, of CHI and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Companies, CHI, any such affiliate and any such person. The foregoing provisions shall survive the termination of this Agreement.

7. Distributions. The Companies shall cause their subsidiaries to distribute funds to the Companies to the extent necessary for the Companies to satisfy their obligations under this Agreement.

8. Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between CHI, on the one hand, and the Companies, on the other hand, or an employee/employer relationship. CHI shall be an independent contractor pursuant to this Agreement. Neither CHI nor the Companies shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

9. Notices. Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

(i)	If to the Companies, to them at:

4064 Colony Road
Suite 200
Charlotte, North Carolina 28211
Tel: (704) 973-7004
Fax: (704) 973-7034
Attention: Charles Raymond

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Tel: (212) 756-2000
Fax: (212) 593-5955
Attention: André Weiss

(ii)	if to CHI, to it at:

150 East 58th Street
37th Floor
New York, New York 10155
Tel: (212) 644-2600
Fax: (212) 207-8042
Attention: Marcel Fournier
Howard Weiss

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Tel: (212) 756-2000
Fax: (212) 593-5955
Attention: André Weiss

10. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party hereto, except that (i) if any of the Companies shall merge or consolidate with or into, or sell or otherwise transfer all or substantially all its assets to, another corporation which assumes the obligations of such Company under this Agreement, such Company may assign its rights hereunder to that corporation with the prior written consent of CHI and (ii) CHI may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by John K. Castle and/or Leonard M. Harlan. Any attempted transfer or assignment in violation of this Section 10 shall be void.

11. Permissible Activities. Nothing herein shall in any way preclude CHI or its affiliates or its respective officers, directors and partners from engaging in any business activities or from performing services for its or their own account or for the account of others, including companies which may be in competition with the business conducted by the Companies or their direct or indirect subsidiaries.

12. General. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement. The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

13. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

14. Section Headings. The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15. Applicable Law. This agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 9 or in the records of the Companies. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Severability. Any section, clause, sentence, provision, subparagraph or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be such section, clause, sentence, provision, subparagraph or paragraph so held to be invalid, illegal or ineffective.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

CASTLE HARLAN, INC.

By:	/s/ Marcel Fournier
Name:	Marcel Fournier
Title:	Managing Director

H-LINES HOLDING CORP.

By:	/s/ Charles Raymond
Name:	Charles Raymond
Title:	President & CEO

HORIZON LINES HOLDING CORP.

By:	/s/ Charles Raymond
Name:	Charles Raymond
Title:	President & CEO

HORIZON LINES, LLC

By:	/s/ Charles Raymond
Name:	Charles Raymond
Title:	President & CEO

[Signature page to Management Agreement]